Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Strong Fourth Quarter 2007 Earnings
of $.86 per Share and Record 2007 Earnings of $4.05 per Share
•	21% increase in fourth quarter adjusted EPS from continuing operations, excluding restructuring and impairment charges

•	Strong fourth quarter operating results with volume increases across the majority of product lines and geographic regions

•	33% improvement in full year adjusted EPS from continuing operations, excluding restructuring and impairment charges

•	Record cash flow from operations of $476 million for 2007, up 42%

•	Two acquisitions completed in 2007 with projected 2008 revenues of approximately $120 million

•	Earnings guidance for 2008 EPS provided at $4.15 to $4.40
CLEVELAND, OH, February 8, 2008 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the fourth quarter ended December 31, 2007 were $59.7 million, or $.86 per diluted share, including after tax restructuring and impairment charges of $.6 million, or $.01 per diluted share. Comparable earnings from continuing operations for the fourth quarter of 2006 were $21.4 million, or $.31 per diluted share, which included after tax restructuring and impairment charges of $28.4 million, or $.41 per diluted share, consisting primarily of a $.37 per diluted share non-cash charge related to the impairment of the Noveon trade name announced on January 17, 2007.
Fourth Quarter Consolidated Results
Consolidated revenues for the fourth quarter increased 16 percent to $1.15 billion compared with $985 million in the fourth quarter of 2006. Volume increased 9 percent and improvements in the combination of price and product mix increased revenues 4 percent compared with the fourth quarter of 2006. Currency had a 3 percent favorable impact on revenues.
Excluding the restructuring and impairment charges in both periods, adjusted earnings from continuing operations were $60.3 million, or $.87 per diluted share, for the fourth quarter of 2007 compared with $49.8 million, or $.72 per diluted share, for the fourth quarter of 2006.
Commenting on the results, CEO James Hambrick stated, “I am very pleased with our performance in the fourth quarter, which contributed to our record operating performance in 2007, our fourth consecutive year of earnings growth. We finished the year with strong demand and established a new mark for volume in a fourth quarter. We experienced sales growth in all geographic regions with international market growth outpacing North American demand. We also advanced our strategic agenda by closing our refrigeration lubricants acquisition in the quarter. In short, our performance reflects the ongoing successful transformation of Lubrizol and the underlying strength, diversity and resiliency of our businesses.”
The Lubrizol Corporation
in Diluted Earnings Per Share

	Three months ended			Year ended
	December 31,			December 31,
	2007	2006		2007	2006
Earnings from continuing operations	$0.86	$0.31		$4.05	$2.59

Adjustments:
Restructuring and impairment charges	0.01	0.41		0.01	0.47

Earnings as adjusted (Non-GAAP)	$0.87	$0.72		$4.06	$3.06

Earnings impacted by the following items:
Estimated impact of currency on results compared to prior period	$0.06		*	$0.20		*
Change in tax rate compared to prior period	$0.03		*	$0.19		*
Legal settlements included in other income	$0.01	$0.06		$0.01	$0.11
Impact of environmental matters	$(0.01)	$—		$(0.12)	$(0.01)
Sale of real estate	$—	$—		$0.05	$0.01

*	Data not applicable
The 21 percent increase in adjusted earnings from continuing operations for the fourth quarter of 2007 compared with the prior-year fourth quarter largely was the result of improvement in the combination of price and product mix, increased volumes, reduced net interest expense and a lower effective tax rate. These improvements to earnings more than offset the impact of higher raw material and manufacturing costs, higher selling, technical, administrative and research (STAR) expenses and the non-recurrence of favorable legal settlements in the fourth quarter of 2006 of approximately $6 million.
Fourth Quarter Segment Results
In the fourth quarter of 2007, Lubrizol Additives segment revenues of $767 million were 21 percent higher than the fourth quarter of 2006. Compared with the year-earlier quarter,

revenues increased as a result of a 13 percent volume increase, a 4 percent improvement in the combination of price and product mix and a favorable currency impact of 4 percent. The increase in volume was attributable to both strong demand in all geographic markets and a favorable comparison to prior-year results, which were impacted by lubricant industry inventory destocking in late 2006, especially in the Asia-Pacific region. Compared with the prior-year fourth quarter, Lubrizol Additives segment operating income increased 24 percent to $87 million in the fourth quarter of 2007 reflecting positive contributions from volume, the combination of price and product mix and favorable currency. These positive factors partially were offset by higher raw material and operating costs.
Regarding the segment results, Hambrick added, “Overall volume growth in Lubrizol Additives was particularly strong among our major regional and national customers in Europe, Asia-Pacific and Latin America due to market demand, share gains by our customers and our new business gains. We attribute this success to our customer service and innovative technology, especially our recently introduced heavy duty diesel engine oil additive packages, which are part of the industry’s solution to reducing diesel engine emissions. However, this segment continues to experience steady raw material cost pressure. We are watching this situation closely and will take appropriate action as warranted.”
The Lubrizol Advanced Materials segment reported revenues of $379 million in the fourth quarter of 2007, an increase of 8 percent over the prior-year results. The higher revenues reflected a 3 percent improvement in the combination of price and product mix, a favorable currency impact of 3 percent and a 2 percent increase in volume. All product lines in the segment experienced double-digit revenue growth in Asia-Pacific. Strong North American and European revenues for Noveon® Consumer Specialties and Engineered Polymers were offset by lower revenues for the Performance Coatings product line in North America. Lubrizol Advanced Materials segment operating income declined $10 million to $22 million in the fourth quarter of 2007. The decrease in operating income in the fourth quarter of 2007 compared with 2006 primarily was due to higher raw material costs, higher STAR expenses and unfavorable product mix only partially being offset by increased volume and higher selling prices.
“We are disappointed with the overall results from the Lubrizol Advanced Materials segment,” stated Hambrick. “The very strong performance in our Consumer Specialties product line was overshadowed by margin and mix challenges in Engineered Polymers and demand weakness in Performance Coatings. The success of our third and fourth quarter pricing actions gives us some confidence that customers are recognizing the need for suppliers to recover the unprecedented increases in raw material costs. While encouraging, we will still need to take further actions during 2008 to restore margins to an acceptable level. Additionally, we must also position for increased volume growth. We are encouraged by the slate of new products that all Advanced Materials product lines have underway as well as the increased geographic presence of these businesses.”
Consolidated 2007 Results
For the full year of 2007, consolidated revenues increased 11 percent to a record $4.50 billion compared with $4.04 billion for the full year of 2006. Consolidated earnings from continuing operations were a record $283 million, or $4.05 per diluted share, including after tax restructuring and impairment charges of $.8 million, or $.01 per diluted share. Earnings from continuing operations for the full year of 2006 were $180 million, or $2.59 per diluted share, including after tax restructuring and impairment charges of $32.7 million, or $.47 per diluted share. Excluding the restructuring and impairment charges from the respective periods, earnings from continuing operations of $4.06 per diluted share increased 33 percent compared with $3.06 per diluted share for the full year of 2006.
Cash flow from operations of $476 million for the year ended 2007 also was a record compared with $335 million for the year ended 2006. Higher earnings as well as improvement in working capital significantly contributed to the higher cash flow from operations. Total debt reduction in 2007 was approximately $113 million, primarily comprised of repayments under the company’s euro credit facility, which was repaid fully in the third quarter of 2007. The company repurchased $100 million in shares outstanding in 2007 under the enhanced share repurchase program announced on April 27, 2007.
Earnings Outlook
The company issued full-year 2008 earnings guidance in the range of $4.15 to $4.40 per diluted share. In 2007, earnings from continuing operations were $4.05 per diluted share, including restructuring and impairment charges of $.01 per diluted share. Excluding the restructuring and impairment charges from 2007 results, the company projects 2008 earnings that are approximately 2 to 8 percent higher compared with 2007 adjusted earnings from continuing operations of $4.06 per diluted share.
Key assumptions for this guidance include:
•	Revenue growth of approximately 9 percent compared with 2007;

•	Volume growth in the Lubrizol Additives segment of 0 to 1 percent, consistent with the growth rate of the global additive market;

•	Volume growth in the Lubrizol Advanced Materials segment of approximately 5 percent;

•	Raw material costs increasing through mid-year and then stabilizing in the second half of the year;

•	STAR expenses slightly less than 14 percent of revenues, down from 14.2 percent in 2007;

•	Depreciation and amortization of $144 million and $26 million, respectively;

•	Consolidated EBIT growth of almost 11 percent;

•	Net interest expense of approximately $72 million;

•	An effective tax rate of 32.5 percent for the year compared with 29 percent in 2007;

•	The euro to average $1.45 for the year;

•	Capital expenditures of approximately $215 million to $225 million; and

•	Share repurchases of approximately $100 million.
Regarding the earnings outlook, Hambrick added, “Even though 2007 was a record year for us, we know that we can do better in 2008 through new product introductions, geographic expansion, product mix management, cost reduction initiatives and appropriate pricing actions. In fact, our earnings outlook reflects income growth from both segments. While focusing on delivering increased earnings in 2008, we also will further advance our strategic agenda of organic growth, operational improvements and targeted acquisitions.”

Conference Call on the Web
An audio webcast of the fourth quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$1,146.3	$984.6	$4,499.0	$4,040.8
Cost of sales	875.1	747.8	3,378.1	3,045.2

Gross profit	271.2	236.8	1,120.9	995.6

Selling and administrative expenses	112.8	101.1	422.2	381.7
Research, testing and development expenses	57.5	52.7	218.9	205.5
Amortization of intangible assets	6.6	6.0	24.3	23.7
Restructuring and impairment charges	0.9	45.6	1.5	51.9
Other expense (income) — net	0.9	(8.6)	(8.8)	(8.5)
Interest expense — net	14.4	17.8	63.8	79.3

Income from continuing operations before income taxes	78.1	22.2	399.0	262.0
Provision for income taxes	18.4	0.8	115.6	82.2

Income from continuing operations	59.7	21.4	283.4	179.8
Discontinued operations — net of tax	—	(2.6)	—	(76.2)

Net income	$59.7	$18.8	$283.4	$103.6

Basic earnings (loss) per share:
Continuing operations	$0.87	$0.31	$4.10	$2.62
Discontinued operations	—	(0.04)	—	(1.11)

Net income per share, basic	$0.87	$0.27	$4.10	$1.51

Diluted earnings (loss) per share:
Continuing operations	$0.86	$0.31	$4.05	$2.59
Discontinued operations	—	(0.04)	—	(1.10)

Net income per share, diluted	$0.86	$0.27	$4.05	$1.49

Weighted-average common shares outstanding:
Basic	68.8	69.1	69.2	68.7

Diluted	69.6	69.8	70.0	69.3

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	December 31,
	2007	2006
Assets
Cash and short-term investments	$502.3	$575.7
Receivables	665.9	573.6
Inventories	600.0	589.0
Other current assets	79.1	98.0

Total current assets	1,847.3	1,836.3

Property and equipment — net	1,161.5	1,081.3
Goodwill and intangible assets — net	1,552.1	1,398.9
Investments and other assets	82.9	74.4

Total	$4,643.8	$4,390.9

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$204.9	$3.7
Accounts payable	404.8	340.5
Accrued expenses and other current liabilities	275.0	290.2

Total current liabilities	884.7	634.4

Long-term debt	1,223.9	1,538.0
Other noncurrent liabilities	521.5	484.1

Total liabilities	2,630.1	2,656.5

Minority interest in consolidated companies	62.4	51.3

Shareholders’ equity	1,951.3	1,683.1

Total	$4,643.8	$4,390.9

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Year Ended
	December 31,
	2007	2006
Cash provided by (used for):
Operating activities:
Net income	$283.4	$103.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	161.4	161.8
Deferred income taxes	20.2	28.6
Deferred compensation	20.5	19.5
Restructuring and impairment charges	3.6	105.6
Net change in working capital	(3.2)	(113.3)
Other items — net	(9.5)	29.0

Total operating activities	476.4	334.8

Investing activities:
Capital expenditures	(182.8)	(130.9)
Acquisitions	(140.3)	—
Net proceeds from sales of property and equipment and divestitures	14.5	281.9
Other items — net	(1.2)	0.4

Total investing activities	(309.8)	151.4

Financing activities:
Changes in short-term debt — net	(3.6)	(0.6)
Repayments of long-term debt	(114.0)	(143.4)
Dividends paid	(80.0)	(71.2)
Common shares purchased	(100.3)	—
Proceeds from the exercise of stock options	28.2	26.5
Tax benefit from the exercise of stock options	9.7	4.8

Total financing activities	(260.0)	(183.9)

Effect of exchange rate changes on cash	20.0	11.0

Net (decrease) increase in cash and short-term investments	(73.4)	313.3

Cash and short-term investments at the beginning of year	575.7	262.4

Cash and short-term investments at the end of year	$502.3	$575.7

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues from external customers:
Lubrizol Additives	$767.3	$633.3	$2,961.1	$2,600.5
Lubrizol Advanced Materials	379.0	351.3	1,537.9	1,440.3

Total revenues	$1,146.3	$984.6	$4,499.0	$4,040.8

Segment operating income:
Lubrizol Additives	$86.7	$69.9	$391.0	$303.0
Lubrizol Advanced Materials	22.0	32.1	141.8	167.6

Total segment operating income	108.7	102.0	532.8	470.6

Corporate expenses	(16.3)	(17.7)	(73.3)	(73.6)
Corporate other income (expense) — net	1.0	1.3	4.8	(3.8)
Restructuring and impairment charges	(0.9)	(45.6)	(1.5)	(51.9)
Interest expense — net	(14.4)	(17.8)	(63.8)	(79.3)

Income from continuing operations before income taxes	$78.1	$22.2	$399.0	$262.0

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months and Years Ended December 31, 2007 and 2006
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using earnings from continuing operations and earnings as adjusted.

	Three Months Ended			Three Months Ended
	December 31, 2007			December 31, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$78.1	$59.7	$0.86	$22.2	$21.4	$0.31

Adjustments:
Restructuring and impairment charges	0.9	0.6	0.01	45.6	28.4	$0.41

Earnings as adjusted (Non-GAAP)	$79.0	$60.3	$0.87	$67.8	$49.8	$0.72

	Year Ended			Year Ended
	December 31, 2007			December 31, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$399.0	$283.4	$4.05	$262.0	$179.8	$2.59

Adjustments:
Restructuring and impairment charges	1.5	0.8	0.01	51.9	32.7	0.47

Earnings as adjusted (Non-GAAP)	$400.5	$284.2	$4.06	$313.9	$212.5	$3.06

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months and Years Ended December 31, 2007 and 2006
Reconciliation of Income from Continuing Operations to Earnings Before Interest and Taxes
   (EBIT), and Before Restructuring and Impairment Charges (Adjusted EBIT)
(in millions of dollars)
Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT) (Non-GAAP) is a measure of income that differs from income from continuing operations measured in accordance with generally accepted accounting principles (GAAP). EBIT is defined as income from continuing operations per our consolidated results, adjusted for interest expense — net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges to derive Adjusted EBIT. Management believes that net income from continuing operations, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using income from continuing operations, EBIT and Adjusted EBIT.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Income from continuing operations	$59.7	$21.4	$283.4	$179.8
Add back:
Interest expense — net	14.4	17.8	63.8	79.3
Provision for income taxes	18.4	0.8	115.6	82.2

Earnings before interest and taxes (EBIT)	92.5	40.0	462.8	341.3

Restructuring and impairment charges	0.9	45.6	1.5	51.9

Earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT)	$93.4	$85.6	$464.3	$393.2